Exhibit 99.1

FOR IMMEDIATE RELEASE:
November 10, 2015

Zoetis Media Contacts:	Zoetis Investor Contacts:
Bill Price	John O'Connor
973-443-2742	973-822-7088
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White	Steve Frank
973-443-2835	973-822-7141
elinore.y.white@zoetis.com	steve.frank@zoetis.com

PHARMAQ Media Contacts:
Tore Valderhaug
+47 99 56 09 25
tore.valderhaug@pharmaq.com

Zoetis Completes Purchase of PHARMAQ, the Global Leader in Vaccines and
Innovation for Health Products in Aquaculture

FLORHAM PARK, N.J. - November 10, 2015 - Zoetis Inc. (NYSE:ZTS) today announced that it has completed the purchase of PHARMAQ, the global leader in vaccines and innovation for health products in aquaculture, for a price of $765 million on a debt-free basis, having fulfilled all closing requirements.

Zoetis purchased PHARMAQ from a company owned by Permira IV, a fund managed by the global investment firm Permira, which has been the majority owner of the company since 2013.

“We are very pleased to welcome the PHARMAQ team to Zoetis, and we look forward to the future success we can build together as a market leader in aquatic health,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “The PHARMAQ people, products and late-stage pipeline give Zoetis a strong platform for growth in the fastest growing animal health market.”

Zoetis plans to run the PHARMAQ business largely as a stand-alone operation within the company to help maintain its focus on critical customer needs and R&D milestones that will assure continued success.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in 120 countries. For more information, visit www.zoetis.com.

About PHARMAQ
PHARMAQ is the world's leading pharmaceutical company supplying the aquaculture industry, and part of Zoetis, the world leader in animal health. The company provides environmentally sound, safe and efficacious health products to the global aquaculture industry through targeted research and the commitment of dedicated people. The vaccines are manufactured in a state of the art production facility in Overhalla and Oslo, Norway. Administration and research and development activities are based in Oslo with subsidiaries in Norway, Chile, United Kingdom, Vietnam, Turkey, Spain, Panama and Hong Kong. PHARMAQ has approximately 200 employees. The company's products are marketed in Europe, North and South America, and Asia. For further information, please visit our website: www.pharmaq.no/.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
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